EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Sunstone Hotel Investors, Inc. for the registration of 5,454,164 shares of its common stock and to the incorporation by reference therein of our reports dated February 28, 2012, with respect to the consolidated financial statements and schedules of Sunstone Hotel Investors, Inc., and to the effectiveness of internal control over financial reporting of Sunstone Hotel Investors, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

June 4, 2012